[LOGO OF PHARMACOPEIA]


             [LETTERHEAD OF JOSEPH A. MOLLICA, PH.D APPEARS HERE]



Via HAND DELIVERY
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January 30, 1998


Richard Walsh
49 Benedict Crescent
Denville, NJ 07834


Dear Dick:

It was a pleasure to meet with you during your visits to our company. Everyone at Pharmacopeia who met with you was greatly impressed with your skills, and I believe that our company will provide a highly stimulating environment for your personal growth. It gives me great pleasure to set forth the principal terms of an offer for you to join Pharmacopeia, Inc.

Position:           Senior Vice President, Marketing & Business Development.
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Reporting:          You will report to the Chief Executive Officer.
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Responsibilities:   You will have primary responsibility for the creation and
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                    implementation of marketing strategies which will ensure
                    maximum market penetration to pharmaceutical and biotechnology companies, and eventually other industries, of the enabling technologies of the Company.

                    You will also play a proactive role in establishing initial contacts with organizations for whom the Company's technologies could be highly valuable, and recommend the mix of senior management needed in order to secure and finalize meaningful deals.

                    You will develop unique marketing methodologies in order to effectively describe and position the value and benefit of Pharmacopeia's product offerings and manage a significant variety of objectives and issues such as: intellectual property protection; the structuring of licensing agreements; and the extent of future milestone royalty income for the Company.

                    In concert with members of the senior management team, you will play a key role in structuring, negotiating and closing all deals.

                    Finally, you will maintain a high degree of industry (pharmaceutical/biotechnology) awareness of trends, (i.e., economic, competitive, legislative), which could be either favorable to or have a negative impact on the goods and services provided by the Company.

Compensation:       Your monthly base compensation will be $16,667.00 per month,
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                    effective with your start date. Thereafter, your salary will be based on your performance and consistent with salary policy of Pharmacopeia, Inc.


Equity:             Subject to approval by our Board of Directors, you will be
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                    granted options to purchase 50,000 shares of Pharmacopeia
                    Common Stock at a purchase price equal to the fair market value of such shares at the next board meeting following your date of hire. These options will vest monthly over a four-year period at the rate of one quarter (1/4) of such shares at the end of the first year and one forty-eighth
                    (1/48) of such shares each month thereafter.

Richard Walsh
January 30, 1998
Page 2

Performance
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Based Incentive     Target of 20% of annual base salary, pro-rated for 1998,
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Compensation        based upon a predetermined set of objectives, as determined
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(Bonus):            by the Board of Directors in its sole discretion.
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Signing Bonus       You will receive a one-time signing bonus of $40,000 (less
-------------
                    appropriate taxes) payable on the first paydate following your initiation of employment

Benefits:           You will be entitled to receive Pharmacopeia's standard
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                    benefits package as described in the attached summary.

Vacation:           In accordance with our Vacation Policy, you will be eligible
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                    for 20 vacation days earned monthly on a pro-rated basis.

At-Will             Your employment will be at will, which means it may be
-------
Employment:         terminated at any time by you or the Company.
----------

Severance:          In the event you are terminated without Cause, the Company
----------
                    will pay your base salary for nine months after the date of such termination and will increase one month per year of
                    service with the Company, to a maximum of twelve months
                    after three years of service: provided in any case, that the
                    Company's obligation to continue to pay such salary shall
                    cease as of the date you commence full-time employment with another business entity. For the purpose of this agreement,
                    "Cause" shall mean the occurrence of any of the following:
                    (a) any intentional action or intentional failure to act by you which was performed in bad faith and to the material
                    detriment of the Company; (b) you refuse to follow the
                    directives of the Chief Executive Officer or Board of
                    Directors; or (c) you are convicted or plead nolo contendere
                                                                 ---- ----------
                    to a felony crime involving moral turpitude; provided that;
                    in the event that any of the foregoing events is capable of being cured, the Company shall provide written notice to you describing the nature of such event and you shall thereafter have fifteen (15) days to cure such event. In the event your employment is terminated by the Company with Cause, or is terminated voluntarily by you, you shall not be entitled to any severance compensation.

Start Date:         February 23, 1998, or another mutually agreeable date.
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The Immigration Reform and Control Act makes it unlawful for an employer to hire an individual who is not authorized to work in the United States. You will, therefore, be required to present documentation on your first day to prove your employment authorization and identity. Attached is a copy of the required form (I-9) and a list of acceptable documents so you can be prepared to provide documentation on your first day of employment.

Additionally, you will be required to sign a Proprietary Information and Business Ethics Agreement when you report for work. A copy of the agreement is attached for your review.

As is customary, this offer is contingent upon completion of a background check and passing a test for the presence of drugs, including marijuana, in your system. A positive test for drugs, other than those prescribed for you by your physician, will constitute grounds for withdrawing our offer. This test for drugs may be completed prior to or at your start date. Please contact Lois Murray at (609) 452-3640 to schedule this drug screen.

At the same time the drug screen is completed, you will be given a physical examination. Your job offer, however, will not be subject to withdrawal based on the results of this examination, unless it reveals that you are unable to perform the essential functions of the job at issue without reasonable accommodation.

We at Pharmacopeia believe we are well along in the process of assembling a world class team to implement our broad and deep technology portfolio, with the expectation of being a state-of-the-art company focused on combinatorial chemical libraries and their use in defining developable bioactive molecules. I hope you will decide to join us in building this exciting company.

Richard Walsh
January 30, 1998
Page 3


If you have any questions or need additional information, please call me at
(609) 452-3637 or call Ken McCarthy at (609) 452-3627.

Dick, we would like you to join Pharmacopeia. Please indicate your acceptance by signing and returning one copy of this offer and application for employment to Ken McCarthy.

                                        Sincerely,

                                        /s/ Joseph A. Mollica

                                        Joseph A. Mollica, Ph.D
                                        Chairman and Chief Executive Officer


SIGNED AND AGREED BY:

/s/ Richard Walsh
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January 30, 1998
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Date

Enclosures